Pricing Supplement No.                          A0031
Dated                                           May 4, 2004
Rule 424(b)(3)
File No.                                        333-106272

(To Prospectus dated June 30, 2003 and
Prospectus Supplement dated July 11, 2003)

                                CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series A (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:        $100,000,000.00
Issue Price:                            100.00%
Proceeds to Company on original issuance: $99,825,000.00
Commission:                             $175,000.00
Agents' capacity on original issuance:
        Citigroup Global Markets Inc.:  $99,000,000.00
        Ormes Capital Markets Inc. :    $500,000.00
        Pryor, Counts & Company    :    $500,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Agent
If as principal
       | | The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                       Global
Original Issue Date:                May 7, 2004
Stated Maturity:                    May 8, 2006
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 8th of every Feb/May/Aug/Nov
                                    (provided such dates are business days in both New York and London)

First Interest Payment Date:            August 9, 2004
Accrue to Pay:                          Yes
Indexed Principal Note:
Type of Interest on Note:               Floating Rate
Interest Rate (Fixed Rate Notes):       N/A
Base Rate (Floating Rate Notes):        LIBOR Telerate
Calculation Agent:                      Citibank
Computation of Interest:                Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:                Quarterly on each interest payment date.
Rate Determination Dates:            2 London business days prior.
(If other than as set forth
in the Prospectus Supplement)
Index Maturity:                         USD 3 Month LIBOR
Spread:                                 + 1 basis point
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                     No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                        No
Renewable Note:                         No
Optional Extension of Maturity:         No

Optional Redemption:                    No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                     No
        Optional Repayment Dates:
        Optional Repayment Prices:

Discount Note:                          No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
        Yield to Maturity:

CUSIP:                                  17307EBD4